Exhibit 99.1

                   Pinnacle Bancshares, Inc. Extends
                         Odd Lot Tender Offer


    JASPER, Ala.--(BUSINESS WIRE)--Dec. 3, 2007--Pinnacle Bancshares, Inc. (AMEX: PLE) today announced that it is extending the expiration date of its tender offer for the purchase of all shares of its common stock held by persons owning 99 or fewer shares as of the close of business on the record date of October 10, 2007, to January 4, 2008, at 5:00 p.m., Central Time. The offer had been scheduled to expire on Monday, December 3, 2007, at 5:00 p.m., Central Time. The Company will pay $16.25 in cash for each share purchased in the tender offer. The Company also will pay $50.00 as an incentive to each stockholder who accepts the offer.

    In commenting on the results of the offer to date, Robert B. Nolen, Jr., President and Chief Executive Officer of Pinnacle Bancshares, Inc., stated, "We have received an excellent response so far in connection with this tender offer and are encouraged that we will accomplish our goals. For this reason, we have extended the expiration date to allow additional time for eligible stockholders to participate in this offer."

    If, after completion of the tender offer, Pinnacle Bancshares, Inc. has fewer than 300 stockholders of record, the Company intends to terminate the registration of its common stock under the Securities Exchange Act of 1934 and become a non-reporting company. If that occurs, the Company will no longer file periodic reports with the Securities and Exchange Commission, including annual reports on Form 10-KSB, and quarterly reports on Form 10-QSB, and it will no longer be subject to the SEC's proxy rules.

    Pinnacle Bancshares, Inc. is filing an amended Schedule 13E-3 with the SEC in connection with the tender offer as a result of the extended expiration date and in response to comments received from the SEC, which includes a revised Offer to Purchase for Cash and related materials discussing the odd lot offer in more detail. Stockholders and investors are urged to read these materials since they contain important information, including the various terms and conditions of the extended offer. The amended Schedule 13E-3 can be retrieved from the SEC's website (www.sec.gov) or from Pinnacle Bancshares, Inc.

    Questions or requests for additional documents may also be directed to Corporate Communications, Inc., the Information Agent for the tender offer (Attention: Gil Fuqua), by telephone at (615)
324-7311 or by facsimile at (615) 254-3420.

    This press release is for informational purposes only and is not an offer to buy or a solicitation of an offer to sell any shares of Pinnacle Bancshares, Inc. common stock. The offer is being made solely by the amended Offer to Purchase for Cash and the accompanying materials delivered to the Company's stockholders.


    CONTACT: Pinnacle Bancshares, Inc.
             Robert B. Nolen, Jr., President and CEO, 205-221-4111